Exhibit 99.1

February 21, 2007

News Release

Source: EnXnet, Inc.

EnXnet’s Manufacturing Partner, Duplium Corporation,
Receives New Orders for OneDisc™/DVDPlus©

Duplium’s OneDisc™/DVDPlus© Promotion Generates Positive
Reaction and Orders

Tulsa, OK, February 21, 2007 EnXnet, Inc., (OTCBB Symbol: EXNT) (German Symbol E8U; German WKN# A0HMDW) has announced that their major manufacturing, marketing, and sales firm, Duplium Corporation, has received two orders for EnXnet’s OneDisc™/DVDPlus© product. These two new orders are a direct reaction to a January 2007 promotion to Duplium’s customers.

“Duplium has informed us that in addition to these new orders that they have received many additional inquiries about the OneDisc™/DVDPlus© product,” says Ryan Corley, CEO and President of EnXnet. “With the strong early reaction to the promotion, Duplium feels that there will be an even greater response to the second month of the promotion,” Corley continued.

With the delivery of these orders and the expectation of more from these customers and others, it is looking like the enthusiasm and interest in this product is gaining traction.

OneDisc™/DVDPlus© is a dual-sided, hybrid optical disc technology that has the unique feature of combining two distinct formats of content distribution on one disc, a DVD (digital versatile disc) on one side and a CD (compact disc) on the other. This hybrid disc technology was created to service the entertainment and music industries, but has widespread consumer and business applications.

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
www.stockreportcard.com
Phone: 908-204-0004
or
Duplium Corporation
Keith Eckhardt
National Sales Manager
2029 Westgate Drive
Suite 120
Carrollton, TX 75006
972-512-0014
email: keckhardt@duplium.com